Exhibit 99.1

Transcat Announces Fiscal 2005 First Quarter Results;

First Quarter Revenues Rise 4.8%

ROCHESTER, NY – July 14, 2004 – Transcat, Inc. (NasdaqSC: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for its fiscal year 2005 first quarter ended June 26, 2004.

Fiscal 2005 First Quarter Highlights

•	Fiscal year 2005 first quarter net sales increased 4.8% to $13.2 million from $12.6 million.

•	The net loss for the fiscal year 2005 first quarter was $0.07 per share compared with net earnings of $0.03 per share in fiscal year 2004 first quarter.

•	Distribution Products – Net sales increased 11.3% to $8.9 million from $8.0 million in the fiscal year 2005 first quarter on increased order rate; gross profit declined 1.4 points; backlog decreases to $1.5 million.

•	Calibration Services – Net sales declined 6.5% from the fiscal year 2004 first quarter to the fiscal year 2005 first quarter; gross profit declined 2.8 points.

•	Operating expenses increased by 13.3% principally due to anticipated administrative expenses associated with stock grant expenses, severance costs and prior year reduction in bad debt reserve.

Operations Review

Commenting on the fiscal year 2005 first quarter results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “We are pleased that we have sustained growth in product sales in the fiscal 2005 first quarter. This double-digit growth was anticipated and resulted principally from improved economic conditions, in comparison to the prior year period, as customers resumed previously delayed equipment acquisition and purchasing programs.

“We will continue to make investments in targeting new channels of distribution and promotional activities with our existing customer base by prospecting to add new catalog customers, cross-selling to our calibration customers, and expanding our presence in additional market segments in the process calibrator market. In keeping with our strategic plan, we continue to expect growth for product sales, on an on-going basis, to be in the single-digit range for the second half of fiscal 2005.

“Our calibration services results for the fiscal 2005 first quarter did not meet our expectations. Calibration is a strategic core competency of our company and we are making investments in marketing and sales to drive growth.

“In particular, we are working with our customers in existing and new industry segments to develop on-going calibration programs that align with customer production planning. Our goal is to have Transcat calibration services become an integral component of a customer’s strategic supplier network that supports and enhances their manufacturing, quality and productivity programs. Because this is a strategic initiative for many of our current and targeted customers, we anticipate considerable variation in time-to-adoption.

“We continue to believe that these investments in our calibration services will result in sustained growth over time. Calibration services revenue can be significantly affected by the timing of new customer business and previous year comparisons in any quarter could vary widely.”

Looking Ahead

Mr. Sassano continued: “We believe that the improvements that we made during fiscal year 2004 have positioned our company for long-term, sustainable profitability and growth. For fiscal year 2005 overall, we expect to deliver profitable results for our shareholders.

“As we have previously stated, we expect to increase revenues in fiscal year 2005 in both the distribution products and calibration services businesses. For fiscal year 2005, we are expecting growth overall in the low to mid single digits and overall gross margin improvements of 1-3 points.

“Importantly, Transcat will strive to continue to improve performance, provide quality service to our customers, and increase shareholder value. We believe we are well positioned to achieve these goals in fiscal year 2005.”

Fiscal 2005 First Quarter Financial Highlights

For the fiscal year 2005 first quarter, net sales were $13.2 million, an increase of $0.6 million, or 4.8%, compared with net sales of $12.6 million during the fiscal year 2004 first quarter. The net loss for the fiscal year 2005 first quarter was $0.4 million, or $0.07 per share, as compared with net income of $0.2 million for the fiscal year 2004 first quarter, or $0.03 per share.

About Transcat, Inc.

Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.

Through the Company’s distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 12,000 global customers. Transcat’s Master Catalog offers easy access to more than 25,000 instruments, such as: calibrators, deadweight testers, temperature devices, multimeters, oscilloscopes, pressure pumps, testers, recorders, and related accessories, from nearly 250 of the industry’s leading manufacturers including Fluke, Hart Scientific, Agilent, Ametek, and GE-Druck. In addition, Transcat is the exclusive worldwide distributor for Altek and Transmation products. The majority of this instrumentation requires expert calibration service to ensure that it maintains the most exacting measurements.

Through the Company’s calibration services segment, Transcat offers precise, reliable, fast calibration services through ten Calibration Centers of Excellence strategically located across the United States and Canada to approximately 9,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.

- Statistical Tables Follow -

TRANSCAT, INC.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	First Quarter Ended
	June	June
	26, 2004	28, 2003
Product Sales	$8,880	$8,012
Service Sales	4,342	4,583
Net Sales	13,222	12,595

Cost of Products Sold	6,807	5,962
Cost of Services Sold	3,287	3,434
Total Cost of Products and Services Sold	10,094	9,396

Gross Profit	3,128	3,199

Selling, Marketing, and Warehouse Expenses	2,106	2,170
Administrative Expenses	1,294	839
Total Operating Expenses	3,400	3,009

Operating (Loss) Income	(272)	190

Interest Expense	134	79
Other Expense (Income)	21	(71)

Total Other Expense	155	8

(Loss) Income Before Income Taxes	(427)	182
Provision for Income Taxes	-	7

Net (Loss) Income	$(427)	$175

(Loss) Earnings Per Share:
Basic and Diluted	$(0.07)	$0.03
Average Shares Outstanding (in thousands)	6,321	6,180

Certain reclassifications of prior year fiscal quarter financial information have been made to conform to current fiscal quarter presentation.

TRANSCAT, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	June	March
	26, 2004	27, 2004
ASSETS
Current Assets:
Cash	$97	$547
Accounts Receivable, less allowance for doubtful accounts of $56 and $51 as of June 26, 2004 and March 27, 2004, respectively	6,527	8,044
Other Receivables	122	64
Finished Goods Inventory, net	3,398	3,736
Income Taxes Receivable	144	144
Prepaid Expenses and Deferred Charges	854	756

Total Current Assets	11,142	13,291
Property, Plant and Equipment, net	1,957	2,025
Capital Leases, net	164	181
Goodwill	2,524	2,524
Deferred Charges	77	111
Other Assets	253	253

Total Assets	$16,117	$18,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,703	$4,139
Accrued Payrolls, Commissions and Other	1,320	1,620
Income Taxes Payable	100	100
Deposits	57	57
Current Portion of Term Loan	542	668
Current Portion of Capital Lease Obligations	62	49
Revolving Line of Credit	5,410	6,441

Total Current Liabilities	11,194	13,074
Capital Lease Obligations, less current portion	106	134
Deferred Compensation	215	205
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	13,059	14,957

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,357,003 and 6,352,968 shares issued as of June 26, 2004 and March 27, 2004, respectively; 6,237,645 and 6,233,610 shares outstanding as of June 26, 2004 and March 27, 2004, respectively	3,179	3,176
Capital in Excess of Par Value	3,354	3,235
Warrants	518	518
Unearned Compensation	(60)	(23)
Accumulated Other Comprehensive Loss	(95)	(67)
Retained Deficit	(3,385)	(2,958)
Less: Treasury Stock, at cost, 119,358 shares	(453)	(453)

Total Stockholders’ Equity	3,058	3,428

Total Liabilities and Stockholders’ Equity	$16,117	$18,385

Certain reclassifications of prior year fiscal quarter financial information have been made to conform to current fiscal quarter presentation.

TRANSCAT, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	(Unaudited)
	Three Months Ended
	June	June
	26, 2004	28, 2003

Cash Flows from Operating Activities:
Net (Loss) Income	$(427)	$175
Adjustments to Reconcile Net (Loss) Income to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	355	436
Provision for Doubtful Accounts Receivable and Returns	(5)	(70)
Amortization of Unearned Compensation	77	-
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,464	718
Inventories	338	110
Income Taxes Receivable / Payable	-	485
Prepaid Expenses, Deferred Charges, and Other	(151)	(280)
Accounts Payable	(436)	477
Accrued Payrolls, Commissions, and Other	(300)	(601)
Deferred Compensation	10	(14)

Net Cash Provided by Operating Activities	925	1,436

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(183)	(134)

Net Cash Used in Investing Activities	(183)	(134)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	(1,031)	(1,259)
Payments on Term Loan	(126)	(125)
Payments on Capital Lease Obligations	(15)	-
Issuance of Common Stock	8	7

Net Cash Used in Financing Activities	(1,164)	(1,377)

Effect of Exchange Rate Changes on Cash	(28)	96

Net (Decrease) Increase in Cash	(450)	21
Cash at Beginning of Period	547	114

Cash at End of Period	$97	$135

Certain reclassifications of prior year fiscal quarter financial information have been made to conform to current fiscal quarter presentation.

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